Exhibit 10.15

STRATEGIC SUPPLY AGREEMENT

1. THE PARTIES

Avitec AB, org. no. 556243-8175, hereinafter referred to as "Avitec" and Unity Wireless Systems Corp., with its principal place of business at 7438 Fraser park Drive, Burnaby, BC, Canada, hereinafter referred to as "Supplier," have entered into the following Cooperation Agreement.

2. BACKGROUND - AVITEC

Avitec develops, markets and sells repeaters in a global market.

The product program encompasses a significant number of different repeaters. The final installation of the repeaters (electrical components, circuit cards, modules, etc.) occurs at Avitec.

In order for Avitec to be able to fulfill its contracted deliveries to its customers, Avitec needs to hire suppliers to complete the deliveries according to contract of all of the components and the parts that are included in the particular order. This means that the Supplier must insure that the Supplier has access to the actual components for productions as well as that the Supplier in addition maintains an inventory of components for which an occasional shortage can occur in the market. A shortage of components of perhaps a minimal value can consequently make impossible or delay a delivery of repeaters at a very high value.

3. BACKGROUND - THE SUPPLIER

The Supplier shall be responsible for the manufacturing, visual inspection, function control and delivery of Power Amplifiers, for customers within Avitec's electronics business. The Supplier shall also offer to its customer Avitec supplemental services such as the performance of service/guarantee work.

4. STRATEGIC SUPPLIERS

Avitec appoints herewith The Supplier as one of its Strategic Suppliers with respect to the delivery of components, etc., which are included in Avitec's products. The Supplier shall be the sole Strategic Supplier for the product(s) identified in Attachment 1 to this Agreement.

The Supplier accepts becoming one of the Strategic Suppliers for Avitec upon the terms and conditions that are contained within this Agreement.

For deliveries made in accordance with this Agreement, the general delivery terms and conditions as contained in NL 992 E shall be applicable subject to the amendments contained in this Agreement.

5. INSPECTION/CONTROL

It is the responsibility of the Supplier, through inspection of the products that are included in each delivery, to insure that the selection of components, installation of components, etc., is performed in a professional acceptable manner and in accordance to the specifications.

The Supplier is responsible for any defects that could be discovered with a normal inspection and function test. The goal is for Avitec to receive 100% of defect-free and function tested products from the Supplier.

In the event that Avitec claims defects/insufficiencies with respect to the specifications or other documentation, Avitec has the right to return the product and the Supplier has the obligation to immediately correct the defect and within seven calendar days deliver the product to Avitec.

6. PRICES AND TERMS OF PAYMENT

For deliveries, the prices according to the Agreement, Attachment 1, shall be applicable. Both parties have the right to renegotiate the price where the quantities ordered or similar deviates by plus-or-minus 25% from Attachment 1. Payment shall be made in 45 days. Penal interest shall be assessed in accordance with the Swedish law governing interest. Terms are FOB Supplier's facility in Burnaby, BC, Canada.

7. DELAY OF DELIVERY, PENALTIES

Deliveries by the Supplier shall always be complete deliveries in accordance with the order confirmation provided.

In the event the Supplier does not ship the goods on time according to the order confirmation, delay penalties of 0.5% per week of the value of the complete order, to a maximum of 7.5% of the value of the order, may be assessed on the Supplier by Avitec.

In the event the Supplier is deficient in any segment of its obligations and this results in Avitec being assessed penalties by its customer because it is unable to deliver a complete product to its customer, or Avitec's customer cancels its order to Avitec due to deficiencies by Supplier, the delay or cancellation shall result in the payment of penalties by the Supplier, to the extent Supplier is responsible for the delay or deficiency, such penalties shall not exceed the penalty amount suffered by Avitec. The right to penalty payments does not abrogate the right to termination of the contract in accordance to s. 12.

8. DELIVERY TIMES, FORECAST

Avitec shall continually provide to the Supplier, for the next rolling six months, as accurate a forecast as possible as to Avitec's needs and planned orders. Avitec shall also endeavor to place fixed orders to the Supplier per month.

It is the responsibility of the Supplier to plan its production and its production inventory so that the Supplier can reach a four weeks delivery time for orders according to the rolling forecasts. It is the responsibility of the Supplier to continually follow up as to the delivery times with respect to those components that are part of Avitec's products and the particular components that the Supplier asses to be critical to avoid shortages.

In the event of a changed delivery time from subvendors or for other reason that affects the Supplier's delivery time to Avitec, the Supplier shall immediately perform a consequence analysis with respect to the delivery time and inform Avitec of such. The consequence analysis shall also include any prognosis of effect on Avitec.

To the best extend practical, the Supplier shall prioritize delivers to Avitec with respect to components that are a part of the delivery before deliveries to other customers.

9. PRODUCT LIABILITY

The Supplier shall hold Avitec harmless against a third party to the extent Avitec is determined liable for damages that are dependent upon the fact that the Product was not manufactured in agreement with the Production Specifications in the manufacturing of the Product.

10. ATTACHMENTS

Included in the execution of this Agreement is the Attachment 1.

11. CONFIDENTIALITY

The Supplier agrees to not disclose information to any third party with respect to Avitec's products or products mentioned in this agreement that Avitec buy from the Supplier which the Supplier or its employees or consultants receives knowledge of based on this Agreement and which can be viewed as Avitec's trade secrets. Such information may only be exclusively used to fulfill the obligations according to this Agreement. Documents, measurable data or any similar information which Avitec has provided to the Supplier remains the property of Avitec and shall be returned to Avitec as soon as the documentation and/or information is no longer required to fulfill the obligations according to this Agreement. The previously executed non-disclosure agreement between the parties is included in this Agreement by reference.

12. BREACH OF CONTRACT

In the event of a material breach of contract or delay in delivery exceeding three months, or in the alternative, recurring delays in deliveries of a significant extent, Avitec has the right to terminate this Agreement immediately. In the case of such termination, Avitec shall be responsible for the value of any inventory held by Supplier according to the terms of Paragraph 6 of Attachment 1 to this Agreement.

13. FORCE MAJEURE

General shortages of goods or general delays in deliveries from subvendors shall not be considered force majeure.

14. DISPUTES

In the event the value of a dispute can be viewed as less than SEK 5000,000, the dispute shall be resolved in accordance to Stockholm's Handelskammare's Skiljedomsinstituts regulations governing simpler arbitration maters (one arbitrator).

15. CONTRACTUAL PERIOD

This Agreement is valid until December 31, 2003, with a notice of termination period of six months. The notice of termination shall be in writing. In the event a notice of termination has not been given, the Agreement shall be valid until further notice, with a six months notice of termination period.

16. AMENDMENTS AND SUPPLEMENTS TO THIS AGREEMENT

Any amendments or supplements to this Agreement shall be in writing and signed by both parties in order to be valid.

Jarfalla, June 19, 2002

AVITEC AB
Signature: /s/ Hakan Samuelsson
Name: Hakan Samuelsson

UNITY WIRELESS SYSTEMS INC.
Signature: /s/ Tom Dodd
Name: Tom Dodd
Signature: /s/ signed
Name: